Exhibit 99.1

News Release

Gary Norcross to Be Appointed as FIS Chief Executive Officer Effective January 1, 2015;
Frank Martire to Be Appointed as Executive Chairman

Key Facts

•	Gary Norcross, current FIS President and Chief Operating Officer (COO) and 26-year veteran of FIS, is appointed to the role of President and Chief Executive Officer (CEO) effective January 1, 2015.
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•	Frank Martire to become Executive Chairman of the Board.

JACKSONVILLE, Fla., Oct. 21, 2014: FIS™ (NYSE: FIS), the world’s largest provider of banking and payments technology solutions and a global leader in consulting and outsourcing solutions, today announced the appointment of Gary A. Norcross as President and Chief Executive Officer (CEO) effective January 1, 2015. Norcross, who currently serves as FIS President and Chief Operating Officer, will take over as CEO from Frank R. Martire, who has served as the company’s CEO for five years. Martire will take on the role of Executive Chairman.

In his role of President and Chief Operating Officer, Norcross has been responsible for the steering and execution of the company’s global business strategy and global business operations serving financial institutions of all sizes and geographies. A 26-year FIS veteran, Norcross has overseen the significant growth of the company’s solution portfolio and global footprint into an organization with more than $6 billion in annual revenue supporting over 14,000 clients and more than 40,000 employees with operations in over 100 countries.

“During this time of rapid change and complexities within the financial services industry, there is no better person to lead FIS than Gary Norcross,” said Frank Martire, FIS Chairman and CEO. “Gary is a dynamic leader whose vision for the future of financial services is exactly what FIS, its clients and shareholders need as the company enters its next period of solution innovation and growth.”

FIS also announced that Martire, current CEO and Chairman of the Board of Directors, will assume a new role as Executive Chairman of the Board. Under Martire’s leadership, FIS has delivered consistent and profitable financial performance, achieved investment grade status, and driven shareholder returns of 140 percent as of September 30, 2014, during his tenure as CEO. Additionally, FIS has ranked consistently among the industry’s leading financial technology providers, including the No. 1 position in the annual IDC Financial Insights FinTech Rankings Top 100 for four consecutive years - 2014, 2013, 2012 and 2011 - and four of the five years Martire led the company.

Commenting on his appointment, Norcross stated, “FIS possesses a unique combination of financial strength, delivery scale and innovation prowess that is unique within our industry, and I am honored to be chosen to lead this company. The rapidly changing nature of the financial services industry creates vast opportunities for FIS. As the new leader of this impressive organization, my focus will be to continue to grow the company by capitalizing on our entrepreneurial spirit and bias for action and to maintain and accelerate our solid, profitable financial performance to deliver increased value to the clients and shareholders we serve.”

“I am honored to have led such a talented and dedicated team and work with such an impressive group of clients. I couldn’t be more pleased with Gary moving into this position,” said Martire. “I am confident that he will continue to drive FIS to new heights of growth and profitability.”

Norcross holds a variety of leadership and board of directors roles. He serves on the dean’s executive advisory board for the Sam M. Walton School of Business at the University of Arkansas and serves on the board of the YMCA of Florida’s First Coast and the Knowledge is Power Program’s (KIPP) school in Jacksonville. He holds a bachelor’s degree in business administration from the University of Arkansas.

About FIS
FIS is the world’s largest provider of banking and payments technology solutions and a global leader in consulting and outsourcing solutions. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 110 countries. Headquartered in Jacksonville, Fla., FIS employs more than 40,000 people worldwide and holds leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. First in financial technology, FIS tops the annual FinTech 100 list, is 426 on the Fortune 500 and is a member of Standard & Poor’s 500® Index. For more information about FIS, visit www.fisglobal.com.

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Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” pursuant to the safe harbor provisions of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from FIS’s historical experience and our present expectations or projections. These risks include, but are not limited to, changes in general economic, business and political conditions, and risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in or new laws or regulations affecting the banking, retail and financial services industries, and other risks detailed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent SEC filings. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FIS undertakes no obligation to publicly update or revise any forward-looking statements.

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For More Information:

Ellyn Raftery, 904.438.6083	Peter Gunnlaugsson, 904.438.6603
Chief Marketing Officer	Senior Vice President
FIS Global Marketing and Communications	FIS Corporate Finance and Investor Relations
ellyn.raftery@fisglobal.com	pete.gunnlaugsson@fisglobal.com